Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc.	Porter, LeVay & Rose, Inc.
Peter R. Culpepper, CFO, COO	Marlon Nurse, DM, SVP – Investor Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700
Todd Aydelotte – Media Relations
Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS AWARDED US PATENT PROTECTING USE OF PV-10 AS PART OF COMBINATION THERAPY FOR CANCER

KNOXVILLE, TN, August 18, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”) today announced that it has received a patent from the US Patent and Trademark Office, U.S. Patent number 9,107,887. The patent protects the use of PV-10 in combination with certain other types of drugs in the treatment of melanoma and cancers of the liver.

Specifically, the patent covers the use of PV-10 in combination with systemic inhibitors of immune system down-regulation, such as anti-CTLA-4, PD-1 and PD-L1 antibodies, along with enhancers of immune system up-regulation, such as IL-2 and interferon-gamma. Pre-clinical testing of PV-10 used in combination with these important classes of drugs demonstrated potential importance for treatment of advanced cancers.

Provectus believes that the intellectual property covered by the patent will aid it in realizing financial rewards if clinical research demonstrates that PV-10 used in combination with one or more of these classes of drugs improves patient outcomes.

Dr. Eric Wachter, CTO of Provectus, said, “This is a significant milestone in the development of PV-10 as an anti-cancer agent, and builds on our research into PV-10 used on its own. Medical science and our own preliminary studies suggest that it may benefit patients when used in conjunction with these other drugs.”

Peter Culpepper, CFO and COO of Provectus, noted, as just one example, a poster presentation at the Society for Immunotherapy of Cancer [SITC] 29th Annual Meeting in November 2014. The poster, presented by Dr. Shari Pilon-Thomas of the Moffitt Cancer Center, titled “Efficacy of Intralesional Injection with PV-10 in Combination with Co-Inhibitory Blockade in a Murine Model of Melanoma,” showed that combination of PV-10 with anti-CTLA-4, PD-1 and PD-L1 antibodies led to improved tumor response and enhanced anti-tumor immunity of T-cells.

Pfizer Inc. is a joint owner of the patent.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials, including its current phase 3 study in melanoma, can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our melanoma drug product candidate, and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license our dermatology drug product candidate, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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